Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Extended Stay America, Inc. and ESH Hospitality, Inc. of our report dated July 15, 2013 relating to the consolidated financial statements of ESH Hospitality LLC and subsidiaries as of December 31, 2012 and 2011, for each of the two years in the period ended December 31, 2012, and for the period from October 8, 2010 (commencement of operations) to December 31, 2010, and the combined financial statements of ESH REIT Predecessor, as defined in Note 1 to the consolidated and combined financial statements, for the period from January 1, 2010 to October 7, 2010, and the financial statement schedule, which report expresses an unqualified opinion and includes explanatory paragraphs referring to the fact that ESH REIT Predecessor was not a legal entity, but rather a combination of certain assets and operating companies owned by Homestead Village LLC, and related to the filing, by Homestead Village LLC and most of its subsidiaries, for reorganization under Chapter 11 of the United States Bankruptcy Code on June 15, 2009, and the sale of substantially all of its businesses and operations on October 8, 2010 to new owners, appearing in the Registration Statement on Form S-1 (No. 333-190052) as amended, and related Prospectus dated November 12, 2013 of Extended Stay America, Inc. and ESH Hospitality, Inc.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

November 22, 2013